EXHIBIT 99.1

TOR Minerals International Reports First Quarter Financial Results

CORPUS CHRISTI, Texas, May 6, 2015 – TOR Minerals International (Nasdaq: TORM), producer of high performance specialty minerals, today announced its financial results for the first quarter ended March 31, 2015. Highlights for the first quarter of 2015 as compared to the first quarter of 2014 include:

  1Q15 revenue decreased 23% to $10.1 million
  1Q15 net loss of ($190,000) versus 1Q14 net income of $707,000
  1Q15 diluted loss per share of ($0.06) versus 1Q14 net income per share of $0.21

Revenue by Product Group (in 000's)	1Q15	1Q14	% Change
Specialty Aluminas	$4,348	$5,259	-17%
Barium Sulfate and Other Products	2,469	2,461	0%
TiO2 Pigments	3,298	5,412	-39%
Total	$10,115	$13,132	-23%

Net sales decreased 23 percent during the first quarter of 2015, primarily related to a 39 percent decrease in sales of TiO2 pigments products and a 17 percent decrease in Specialty alumina sales. The decrease in TiO2 pigment products was related to a decrease in SR sales and weakness in the global TiO2 market. There were no sales of SR to third-party customers during the first quarter of 2015, as compared to third-party SR sales of $1.4 million during the first quarter of the prior year.  The company has historically produced SR as a precursor feedstock to make its differentiated specialty TiO2 pigment products and only opportunistically sells SR products to third parties when market conditions are attractive.  The decrease in specialty alumina sales, which includes ALUPREM®, HALTEX® and OPTILOAD®, was primarily due to a decrease in volume from a large U.S. customer and, to a lesser extent, from the negative effect on foreign currency translation.  Barium sulfate and other product sales were relatively flat year over year, as increased volumes were offset by the effect of foreign currency translation on average selling prices.

During the first quarter of 2015, gross margin decreased to 8.8 percent of sales, versus 16.4 percent during the same period a year ago.  More than half of the decrease in gross margin was related to the negative effect on foreign currency exchange rates.  In addition, gross margin was negatively affected by low levels of plant utilization in the Netherlands and Malaysian plants, as well as the sell through of high-cost TiO2 inventory.  Operating expenses decreased 4.5 percent to $1.1 million, primarily related to a reduction in staffing levels.  The first quarter net loss was ($190,000), or ($0.06) per diluted share, as compared to a net income of $707,000, or $0.21, per share, during the same period a year ago.

Commenting on the quarter, Dr. Olaf Karasch, Chief Executive Officer, said, “First Quarter’s financial comparisons were affected by several factors that made ‘apples-to-apples’ comparisons difficult.  Excluding these factors, our TiO2 business is stabilizing when compared to the preceding fourth quarter of 2014 and we expect unit volume growth in specialty alumina and barium sulfate products this year.  Our profitability may continue to be clouded during the balance of the year as we work through high-cost TiO2 inventory, and difficult foreign exchange comparisons.  However, our current business plan contemplates significant improvements in return on equity with faster inventory turns and refocusing our capital investments in areas that can contribute attractive returns.  Case in point, during the first quarter we spent approximately $1 million as part of our project to double specialty alumina plant capacity to meet the anticipated increase in demand over the next 24 months.”

TOR Minerals will host a conference call at 4:00 p.m. Central Time on May 6, 2015, to further discuss first quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 13606246.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Investor Relations Contact

Dave Mossberg
Three Part Advisors, LLC
817 310-0051

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
NET SALES	$10,115	$13,132
Cost of sales	9,221	10,980
GROSS MARGIN	894	2,152
Technical services, research and development	55	46
Selling, general and administrative expenses	1,052	1,113
OPERATING INCOME (LOSS)	(213)	993
OTHER EXPENSE:
Interest expense, net	(80)	(95)
Gain (Loss) on foreign currency exchange rate	22	(4)
Other, net	-	5
Total Other Expense	(58)	(94)
INCOME (LOSS) BEFORE INCOME TAX	(271)	899
Income tax (benefit) expense	(81)	192
NET INCOME (LOSS)	$(190)	$707

Earnings (loss) per common share:
Basic	$(0.06)	$0.23
Diluted	$(0.06)	$0.21
Weighted average common shares outstanding:
Basic	3,014	3,014
Diluted	3,014	3,413

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,679	$2,657
Trade accounts receivable, net	4,533	4,915
Inventories, net	16,485	20,175
Other current assets	1,070	752
Current deferred tax asset, domestic	37	37
Current deferred tax asset, foreign	54	54
Total current assets	24,858	28,590
PROPERTY, PLANT AND EQUIPMENT, net	18,612	18,889
DEFERRED TAX ASSET, foreign	623	662
OTHER ASSETS	20	22
Total Assets	$44,113	$48,163

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,422	$3,318
Accrued expenses	1,271	1,832
Notes payable under lines of credit	1,289	886
Export credit refinancing facility	2,018	2,777
Current maturities of long-term debt – financial institutions	1,002	1,113
Total current liabilities	8,002	9,926
LONG-TERM DEBT - FINANCIAL INSTITUTIONS	1,316	1,607
DEFERRED TAX LIABILITY, domestic	568	618
Total liabilities	9,886	12,151
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock $1.25 par value: authorized, 6,000 shares; 3,014 shares issued and outstanding at March 31, 2015 and December 31, 2014	3,767	3,767
Additional paid-in capital	29,532	29,503
Retained earnings	909	1,099
Accumulated other comprehensive income:
Cumulative translation adjustment	19	1,643
Total shareholders' equity	34,227	36,012
Total Liabilities and Shareholders' Equity	$44,113	$48,163

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(190)	$707
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	701	847
Stock-based compensation	29	23
Deferred income tax (benefit) expense	(49)	483
Provision for bad debts	-	(7)
Changes in working capital:
Trade accounts receivables	248	(1,346)
Inventories	2,924	403
Other current assets	(360)	(509)
Accounts payable and accrued expenses	(1,130)	1,373
Net cash provided by operating activities	2,173	1,974

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(1,593)	(449)
Net cash used in investing activities	(1,593)	(449)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lines of credit	1,141	1,630
Payments on lines of credit	(655)	(1,682)
Proceeds from export credit refinancing facility	2,370	1,287
Payments on export credit refinancing facility	(2,973)	(3,058)
Payments on capital leases	-	(5)
Proceeds from long-term bank debt	-	236
Payments on long-term bank debt	(244)	(304)
Proceeds from the issuance of common stock and exercise of common stock options	-	11
Net cash used in financing activities	(361)	(1,885)
Effect of foreign currency exchange rate fluctuations on cash and cash equivalents	(197)	21
Net increase (decrease) in cash and cash equivalents	22	(339)
Cash and cash equivalents at beginning of period	2,657	2,920
Cash and cash equivalents at end of period	$2,679	$2,581

Supplemental cash flow disclosures:
Interest paid	$80	$95
Income taxes paid	$15	$37